Exhibit 99.1

For Immediate Release

American Power Conversion Shareholders Approve Merger with Schneider Electric

WEST KINGSTON, R.I. and RUEIL MALMAISON, France – January 16, 2007 – American Power Conversion Corporation (Nasdaq: APCC) (APC) and Schneider Electric announced that at a special meeting held today the shareholders of APC approved the merger of APC with a wholly-owned subsidiary of Schneider Electric.

As previously announced on October 30, 2006, APC and Schneider Electric entered into an agreement and plan of merger, which provides, among other things, for each share of APC common stock to be converted to the right to receive $31.00 in cash. APC and Schneider Electric continue to expect the transaction to close in the first quarter of 2007 pending receipt of outstanding antitrust regulatory approvals.

Safe Harbor Provision

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements in this press release that do not describe historical facts, such as statements concerning APC’s future plans or prospects are forward-looking statements. All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected. While not exhaustive, the factors that could cause actual results to differ include the following: the ability of APC and Schneider Electric to gain regulatory approval for the proposed merger; successful completion of the transaction within the expected timeframe; and the risks described from time to time in APC’s filings with the Securities and Exchange Commission. APC and Schneider Electric disclaim any obligation to update or revise statements contained in this news release based on new information or otherwise.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) (APC) is a leading provider of global, end-to-end solutions for real-time infrastructure. APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes. APC offers a wide variety of products for network-critical physical infrastructure including InfraStruXure®, its revolutionary architecture for on-demand data centers, as well as physical threat management products through the company’s NetBotz® division. These products and services help companies increase the availability and reliability of their IT systems. Headquartered in West Kingston, Rhode Island, APC reported sales of $2.0 billion for the year ended December 31, 2005, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company.

All trademarks are the property of their respective owners.

About Schneider Electric

Schneider Electric is the world’s power and control specialist. Through its world-class brands, Merlin Gerin, Square D and Telemecanique, Schneider Electric anticipates and satisfies its customers’ requirements in the residential, building, industry and energy and infrastructure markets. With 92,000 employees and operations in 130 countries, Schneider Electric generated sales of €11.7 billion in 2005 through 13,000 distributor outlets.

www.schneider-electric.com

Schneider Electric: Giving the best of the New Electric World to Everyone, Everywhere, at Any Time

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For more information contact:

APC:

Investors: Debbie Hancock, APC director, investor relations, 800 788 2208, ext. 2994, Debbie.hancock@apcc.com

Media: Chet Lasell, APC public relations director, 800-788-2208, ext. 2693, chet.lasell@apcc.com

Schneider Electric:

Investor Relations: Alexandre Brunet, Tel: +33 (0)1 41 29 70 71, Fax: +33 (0)1 41 29 71 42, Euroclear: 12197

Media: Véronique Moine, Tel: +33 (0)1 41 29 70 76

DGM: Michel Calzaroni, Olivier Labesse, Tel: +33 (0)1 40 70 11 89